Exhibit 10.50

LLP Partners

EVERCORE PARTNERS INC.
NOTICE OF AWARD OF RESTRICTED STOCK UNITS
Evercore Partners Inc. (the “Company”), pursuant to its Amended and Restated 2006 Stock Incentive Plan (the “Plan”), hereby awards to the participant identified below a restricted stock unit award (the “Award”) with respect to the number of shares of the Company’s Class A common stock (“Shares”) indicated below in this Notice of Award of Restricted Stock Units (the “Notice”). The Award is effective on the grant date indicated below and is subject to the terms set forth herein and in the Restricted Stock Unit Award Terms and Conditions attached hereto (the “Terms and Conditions”) and your Schedule of Terms (as in effect from time to time, the “SoT”) relating to the Amended and Restated Limited Liability Partnership Deed in Relation to Evercore Partners International LLP (the “LLP Agreement,” and together with the SoT, the “LLP Documents”).

Participant
Grant Date	February 11, 2014
Number of RSUs Granted
Vesting Schedule
25% of this Award will vest on each of the first, second, third and fourth anniversaries of February 4, 2014, subject in each case to the Participant’s continued service with one or more of the Company’s Affiliates through the applicable vesting date and subject further to accelerated vesting in certain cases, all as specified in the attached Terms and Conditions.

You do not have to accept this Award. If you wish to decline this Award, you should promptly notify the undersigned of your decision in writing. If you do not provide such written notification within 10 days, you will be deemed to have accepted this Award on the terms set forth herein and in the attached Terms and Conditions. Your acceptance of this Award will also constitute your affirmation that you are in compliance with the terms of all restrictive covenants contained in the LLP Documents and that you remain bound by such covenants.
If you have been promoted or had a change in position and, in conjunction with this Award, have been asked to execute a revised SoT, this Award is contingent on your delivery to the Company of that revised SoT within 10 days of your receipt of this Notice and related Terms and Conditions. Failure to timely execute and deliver the revised SoT will be deemed a rejection of this Award and all rights hereunder.
EVERCORE PARTNERS INC.
By: _______________

Date: ______________

Attachments:	Restricted Stock Unit Award Terms and Conditions Stock Incentive Plan Prospectus

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LLP Partners

RESTRICTED STOCK UNIT AWARD TERMS AND CONDITIONS
This document contains the Terms and Conditions of the restricted stock units awarded by the Company to the Participant indicated in the attached Notice. Capitalized terms not otherwise defined herein or in the Notice have the same meanings as defined in the Plan.
1.Grant of RSUs. Effective on the Grant Date, the Company grants to the Participant the number of restricted stock units (“RSUs”) indicated in the Notice, on the terms and conditions hereinafter set forth. Each RSU represents the unfunded, unsecured right of the Participant to receive one Share. The Participant will become vested in the RSUs, and take delivery of the Shares subject thereto, as set forth in these Terms and Conditions.
2.    Vesting and Delivery.
(a)Subject to the Participant remaining in continuous service with the Company through the relevant Vesting Event (as hereinafter defined), the Participant shall become vested in the RSUs subject hereto as follows (the occurrence of each such event described herein, a “Vesting Event”):

(i)Twenty-five percent (25%) of the total number of RSUs subject hereto shall become vested on February 4, 2015;

(ii)Twenty-five percent (25%) of the total number of RSUs subject hereto shall become vested on February 4, 2016;

(iii)Twenty-five percent (25%) of the total number of RSUs subject hereto shall become vested on February 4, 2017;

(iv)Twenty-five percent (25%) of the total number of RSUs subject hereto shall become vested on February 4, 2018; and

(v)Any otherwise unvested RSUs shall become one hundred percent (100%) vested upon (A) the occurrence of a Change in Control, (B) the occurrence of an event described in clause 35 of the LLP Agreement, or (C) the Participant being a Good Leaver (as defined in the LLP Documents, provided, that clause (c) of the “Rule of 70” definition shall be deleted and replaced with the following: “attained a combined age and years of service equal to at least 65”).

(b)Upon cessation of the Participant’s service with the Company for any reason other than as described in Section 2(a)(v)(C) above, all then unvested RSUs shall immediately be forfeited by the Participant, without payment of any consideration therefor.

(c)Upon the occurrence of a Vesting Event, one Share shall be issuable for each RSU that vests on the date of such Vesting Event, subject to the terms and provisions of the Plan and these Terms and Conditions (including, without limitation, Sections 2(d) and 2(e) below). Thereafter, upon satisfaction of any required tax withholding obligations and except as otherwise provided in Sections 2(d) and 2(e) below, the Company shall deliver to the Participant Shares

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underlying any vested RSUs as soon as practicable (but in no event later than 15 calendar days after the Vesting Event).
(d)In the event of the occurrence of a Vesting Event under Section 2(a)(v)(C) arising from the Participant being “Removed without Cause” (as defined in the LLP Documents), each Share issuable in respect of an RSU then vesting will be delivered by the Company (following satisfaction of applicable tax withholding requirements) within 30 days following the end of the “Restricted Period” (as defined in the LLP Documents); provided the Participant, within such 30 day period, executes a general release of claims against the Company and its Affiliates in a form reasonably prescribed by the Company. If the Participant fails to timely satisfy the release requirements described in the preceding sentence, any RSUs otherwise vesting as a result of the Participant being “Removed without Cause” and any Shares otherwise issuable under this paragraph will be forfeited and the Participant will have no further rights hereunder.
(e)In the event of the Participant’s Qualifying Retirement (as defined in the LLP Documents), each Share issuable in respect of an RSU then vesting will be delivered by the Company (following satisfaction of applicable tax withholding requirements) promptly following the earliest of (i) the Participant’s death, (ii) the Participant’s “Permanent Incapacity” (as defined in the LLP Documents), (iii) a Terminating Material Breach (as defined in the LLP Agreement), and (iv) (A) the first anniversary of the date of the Participant’s cessation of service, if the RSU would otherwise have vested prior to such anniversary pursuant to Sections 2(a)(i)-(iv), 2(a)(v)(A) or 2(a)(v)(B), or (B) the date the RSU would otherwise have vested pursuant to Sections 2(a)(i)-(iv), 2(a)(v)(A) or 2(a)(v)(B), if such date is after the first anniversary of your cessation of service; provided that in any case, no forfeiture of the RSU is required pursuant to Section 10. If the forfeiture of an RSU is required pursuant to Section 10, the RSU will be cancelled and the Participant (and his or her heirs or intestate successors) will have no further rights in respect thereof or in respect of any Share underlying such RSU.

(f)In the event of the death of the Participant, the delivery of Shares under this Section 2 shall be made in accordance with the beneficiary designation form on file with the Company; provided, however, that, in the absence of any such beneficiary designation form, the delivery of Shares under this Section 2 shall be made to the person or persons to whom the Participant’s rights with respect to this Award shall pass by will or by the applicable laws of descent and distribution.

(g)For purposes of these Terms and Conditions, service with the Company will be deemed to include service with the Company’s Affiliates, but only during the period of such affiliation.

3.    Adjustments Upon Certain Events. The Committee shall, in its sole discretion, make equitable substitutions or adjustments to the number of Shares and RSUs subject hereto pursuant to Section 9(a) of the Plan.

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4.    No Right to Continued Service. Neither the Plan, the Notice nor these Terms and Conditions shall be construed as giving the Participant the right to be retained in the employ or service of, or in any consulting relationship with, the Company or any of its Affiliates. Further, the Company (or, as applicable, its Affiliates) may at any time dismiss the Participant, free from any liability or any claim under the Plan, the Notice or these Terms and Conditions, except as otherwise expressly provided herein.
5.    No Acquired Rights. This Award has been granted entirely at the discretion of the Committee. The grant of this Award does not obligate the Company to grant additional Awards to the Participant in the future (whether on the same or different terms).
6.    No Rights of a Stockholder; Dividend Equivalent Payments.
(a)    The Participant shall not have any rights or privileges as a stockholder of the Company, which for the avoidance of doubt includes no rights to dividends or to vote, until the Shares in question have been registered in the Company’s register of stockholders as being held by the Participant.
(b)    The foregoing notwithstanding:
(i)    if the Company declares and pays a cash dividend or distribution with respect to its Shares, the RSUs subject hereto will be increased by a number of additional RSUs determined by dividing (A) the total dividend or distribution that would then be payable with respect to a number of Shares equal to the number of RSUs outstanding hereunder on the dividend or distribution record date for which no Vesting Event has yet occurred, divided by (B) the Fair Market Value on the date the dividend or distribution is paid. Additional RSUs credited under this paragraph will be subject to the same terms and conditions (including the same vesting and delivery schedule, but not including the right to be credited with additional dividend equivalent RSUs under this section) as the RSUs outstanding hereunder on the applicable dividend or distribution record date for which no Vesting Event has yet occurred.
(ii)    if the Company declares and pays a cash dividend or distribution with respect to its Shares after the occurrence of a Vesting Event with respect to particular RSUs but before Shares are issued in respect thereof, the Company will make a special cash payment to the Participant equal to the amount of the dividend or distribution that would have been payable to the Participant had he or she been the record holder of those Shares on the record date of such dividend or distribution. Such special cash payment will be subject to withholding for applicable taxes.
7.    Transferability of Shares. Any Shares issued or transferred to the Participant pursuant to this Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the Notice, these Terms and Conditions or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.

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8.    Transferability of RSUs. Except as set forth in Section 2(f), the RSUs (and, prior to their actual issuance, the Shares subject hereto) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 8 shall be void and unenforceable.
9.    Withholding. The Company or any Affiliate shall have the right and are hereby authorized to withhold from any transfer due under this Award, or from any other compensation or amount owing to the Participant, applicable withholding taxes with respect to this Award to satisfy all obligations for the payment of such taxes. The payment of any applicable withholding taxes through the withholding of Shares otherwise issuable under this Award shall not exceed the minimum required withholding liability.
10.    Restrictive Covenants.
(a)    The Participant has agreed to be bound by certain restrictive covenants during his or her service to the Company and following the cessation of that service, as included in the LLP Documents (such covenants, together with any restrictive covenants made by the Participant after the date hereof, the “Restrictive Covenants”). As a condition to the issuance or delivery of Shares in respect of RSUs, the Participant may be required to certify, in a manner acceptable to the Company, that he or she continues to be in compliance with the Restrictive Covenants.
(b)    If the Participant violates any of the terms of the Restrictive Covenants, then the Participant will immediately forfeit any remaining RSUs (even if otherwise vested) for which Shares have not yet been delivered. In addition, in the event of such conduct, the Participant will be required to repay to the Company any dividend or distribution equivalent amounts paid under Section 6(b)(ii) in respect of such Shares.
(c)    Similarly, if the Participant’s service with the Company terminates as a result of his or her Qualifying Retirement and if, at any time prior to the delivery of all Shares otherwise deliverable under Section 2(e), the Participant engages in conduct that violates the Restrictive Covenants (regardless of the fact that such Participant is at the time of such violation no longer an employee or whether the time limits in the relevant Restrictive Covenant have otherwise expired), in addition to any other remedies that are available pursuant to the Restrictive Covenants: (i) the Participant will immediately and automatically forfeit any remaining RSUs (even if otherwise vested) for which Shares have not yet been delivered, and (ii) the Participant will be required to repay to the Company any dividend or distribution equivalent amounts paid under Section 6(b)(ii) in respect of such RSUs.
(d)    The remedies contained in this section will be in addition to, not in lieu of, any other available remedies.
11.    Choice of Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW.

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12.    RSUs Subject to Plan. All the RSUs are subject to the Plan, a copy of which has been provided to the Participant and the terms of which are incorporated herein by this reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Notice and these Terms and Conditions may only be amended in writing.
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